Exhibit 99.1

Cross Country Healthcare to Present at Bank of America Merrill Lynch 2014 Health Care Conference and UBS Global Healthcare Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--April 22, 2014--Cross Country Healthcare, Inc. (NASDAQ: CCRN) announced today that it is scheduled to present at two conferences in May:

  Bank of America Merrill Lynch 2014 Health Care Conference on Thursday, May 15 at 9:20 a.m. Pacific Daylight Time at the Encore at the Wynn, Las Vegas, Nevada; and
  UBS Global Healthcare Conference on Tuesday, May 20 at 11:00 a.m. Eastern Standard Time at the Sheraton New York Times Square Hotel, New York, New York.

William J. Grubbs, President and Chief Executive Officer and William J. Burns, Chief Financial Officer will be presenting at the conferences. An audio webcast and presentation for the conferences will be available on the Company’s website at www.crosscountryhealthcare.com in the Investor Relations section under ‘Events and Presentations’.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leader in healthcare staffing with a primary focus on providing nurse, allied and physician (locum tenens) staffing services and workforce solutions to the healthcare market. The Company believes it is one of the top two providers of nurse and allied staffing services, one of the top four providers of temporary physician staffing services, and one of the top four providers of retained physician and healthcare executive search services. The Company also is a leading provider of education and training programs specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 3,000 active contracts with hospitals and healthcare facilities, and other healthcare organizations to provide our staffing services and workforce solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com